Exhibit 99.1

CONTACT:
David W. Fry
Executive Vice President, Treasurer and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Reports 2009 Third Quarter Earnings Increase of 65% to
 $0.33 Per Diluted Common Share; Core Earnings Increase of 3.7% to $0.28 Per Diluted Common Share

2009 third quarter highlights and other significant events

•	Successfully Raised $101.6 Million in Capital Through the Sale of 9.3 Million Common Shares Including Underwriters’ Over-Allotment.
•	Earnings Increased $0.13 Per Diluted Common Share, or 65%, From Linked Quarter at $0.33 Per Diluted Common Share.
•	Core EPS up $0.01 Per Diluted Common Share From Linked Quarter at $0.28 Per Diluted Common Share.
•	Net Interest Income for the 3rd Quarter Grew to $29.1 Million; A Record Level.
•	Net Interest Margin Increased to 3.00%.
•	Loans, Net Grew $75.0 Million, or 2.4%, for the Quarter.
•	Net Charge-Offs for the 3rd Quarter Were 0.11% of Average Loans.
•	$5.0 Million Provision Recorded for Loan Losses in Quarter.
•	Regulatory Capital Ratios at September 30, 2009 were 8.55% for Core Capital and 12.97% for Risk-Weighted Capital.
•	Book Value Per Common Share Increased to $11.51.
•	Tangible Common Equity to Tangible Assets Increased to 7.93% at September 30, 2009.

LAKE SUCCESS, NY – October 20, 2009 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2009.

John R. Buran, President and Chief Executive Officer, stated: “We are pleased to report another quarter of strong core earnings. Core diluted earnings per common share for the third quarter of 2009 increased $0.01, or 3.7%, to $0.28 per diluted common share from $0.27 per diluted common share for the second quarter of 2009. Our strong operating performance for the third quarter of 2009 was again driven by net interest income that grew to a record level of $29.1 million for the quarter, as the net interest margin increased two basis points to 3.00% from 2.98% for the second quarter of 2009.

 “The growth in net interest income was driven by continued growth in our loan portfolio and deposit base, as both loans and deposits grew to record levels at September 30, 2009. We have focused on growing lower-costing core deposits to reduce our overall funding costs. During the first nine months of 2009, lower-costing core deposits increased $247.5 million, while higher-costing certificates of deposit and borrowed funds decreased $18.3 million and $112.0 million, respectively. This increase in core deposits more than funded our loan growth of $198.9 million, and helped reduce our funding costs, which declined 10 basis points to 3.10% for the third quarter of 2009 from 3.20% for the second quarter of 2009, and declined 75 basis points from 3.85% for the fourth quarter of 2008. Our expanded capabilities and product offerings established in the last three years helped to not only reduce our funding costs but also to grow transaction account balances by 35% for the first nine months of 2009, bringing the balances to $451.7 million at September 30, 2009.

“Non-performing loans increased $4.8 million during September to $81.4 million from $76.6 million we previously reported for August 31. The majority of non-performing loans are collateralized by residential income producing properties that are occupied. As a result they have retained more of their value, and provided us with low loss content in our non-performing loans during the quarter.  Net loan charge-offs during the third quarter of 2009 were 11 basis points of average loans – a reduction from the second quarter’s exceptional bump up to 77 basis points. We recorded a $5.0 million provision for loan losses for the third quarter, bringing our allowance up to 59 basis points of total loans.  Our growth in net interest income has more than offset the additional provision for loan losses as net interest income after the provision for loan losses increased $4.9 million, or 25.8%, to $24.1 million for the third quarter of 2009 as compared to the third quarter of 2008.

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Flushing Financial Corporation
October 20, 2009

“During the third quarter we completed the sale of 8.3 million shares of our common stock through a public offering at a price of $11.50 per share.  The net proceeds received increased our capital by $90.5 million for the third quarter of 2009, and increased our ratio of tangible common equity to tangible assets to 7.93% at September 30, 2009. We received strong institutional and retail demand for our stock, and on October 1, 2009 issued an additional 1.0 million common shares to cover underwriters’ over-allotments.  Total net proceeds received from the public offering, including over-allotments and deducting underwriting discounts and offering expenses, was $101.6 million.  We intend to use part of this additional capital to repurchase the $70 million of preferred stock and the Warrant issued to the U.S. Treasury under the TARP Capital Purchase Program.  The additional capital also places us in a strong position to take advantage of growth opportunities in our market.

“Stockholders’ equity also increased during the third quarter due to an increase in the market value of our securities portfolio classified as available for sale. While this portfolio’s value remains below our cost, the market value improved, net of tax, by $8.8 million during the third quarter, thereby increasing stockholders’ equity.

 “While we remain cautious about the economy, we recognize that we have the capital, liquidity, and the credit discipline to pick up market share in this huge New York Metropolitan market. The additional capital raised in our recent capital offering combined with the increased capabilities put in place during the last three years to gather significant core deposits and offer a broader array of banking services to business customers will enable us to more effectively compete with the larger competitors who continue to deal with challenges of weakened profitability and organizational disruption.

“The Bank continues to be well-capitalized under regulatory requirements, with tangible and risk-weighted capital ratios of 8.55% and 12.97%, respectively, at September 30, 2009.”

Net income for the quarter ended September 30, 2009 was $8.1 million, an increase of $6.0 million from the $2.1 million earned in the third quarter of 2008.  Diluted earnings per common share for the third quarter were $0.33, an increase of $0.23 from the $0.10 earned in the comparable quarter a year ago.

Net income for the nine months ended September 30, 2009 was $19.6 million, an increase of $3.8 million, or 24.1%, from the $15.8 million earned in the comparable 2008 period.  Diluted earnings per common share for the nine months ended September 30, 2009 were $0.80, an increase of $0.02, or 2.6%, from the $0.78 earned in the comparable 2008 period.

Core earnings, which exclude the effects of financial assets and financial liabilities carried at fair value and certain non-recurring items, was $7.0 million, or $0.28 per diluted common share, an increase of $0.5 million, or $0.01 per diluted common share, from the second quarter of 2009, and an increase of $1.9 million, or $0.03 per diluted common share, from the $5.1 million, or $0.25 per diluted common share, for the third quarter of 2008.  Core earnings during the nine months ended September 30, 2009 and 2008 was $18.5 million. Core earnings per diluted common share during the nine months ended September 30, 2009 was $0.75, a decrease of $0.16 per diluted common share from the $0.91 per diluted common share earned during the nine months ended September 30, 2008. For a reconciliation of core earnings and core earnings per common share to accounting principles generally accepted in the United States (“GAAP”) net income and GAAP earnings per common share, please refer to the tables in the section titled Reconciliation of GAAP and Core Earnings.

Earnings Summary - Three Months Ended September 30, 2009

For the three months ended September 30, 2009, net interest income was $29.1 million, an increase of $6.9 million, or 31.4%, from $22.1 million for the three months ended September 30, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $472.5 million, to $3,882.0 million for the quarter ended September 30, 2009, combined with an increase in the net interest spread of 36 basis points to 2.80% for the quarter ended September 30, 2009 from 2.44% for the comparable period in 2008. The yield on interest-earning assets decreased 46 basis points to 5.90% for the three months ended September 30, 2009 from 6.36% in the three months ended September 30, 2008. However, this was more than offset by a decline in the cost of funds of 82 basis points to 3.10% for the three months ended September 30, 2009 from 3.92% for the comparable prior year period. The net interest margin improved 40 basis points to 3.00% for the three months ended September 30, 2009 from 2.60% for the three months ended September 30, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.97% and 2.48% for the three month periods ended September 30, 2009 and 2008, respectively.

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Flushing Financial Corporation
October 20, 2009

The decline in the yield of interest-earning assets was primarily due to a 41 basis point reduction in the yield of the loan portfolio combined with a $210.7 million increase in the average balance of the lower yielding securities portfolio, which has a lower yield than the average yield of total interest-earning assets.  The 41 basis point reduction in the yield of the loan portfolio to 6.22% for the quarter ended September 30, 2009 from 6.63% for the quarter ended September 30, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have declined, and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 36 basis points to 6.28% for the three months ended September 30, 2009 from 6.64% for the three months ended September 30, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 26 basis points to 6.24% for the three months ended September 30, 2009 from 6.50% for the three months ended September 30, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $240.1 million in the average balance of the loan portfolio to $3,120.5 million for the three months ended September 30, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributable to the Federal Open Market Committee (“FOMC”) lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 83 basis points, 158 basis points, 82 basis points and 109 basis points respectively, for the quarter ended September 30, 2009 compared to the same period in 2008.  The cost of due to depositors was also reduced due to the Bank’s focus on increasing lower-costing core deposits. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $315.6 million for the quarter ended September 30, 2009 compared to the same period in 2008, while the average balance of higher-costing certificates of deposits increased $116.4 million for the quarter ended September 30, 2009 compared to the comparable period in 2008.  This resulted in a decrease in the cost of due to depositors of 106 basis points to 2.50% for the quarter ended September 30, 2009 from 3.56% for the quarter ended September 30, 2008. The increase in deposits allowed the Bank to reduce its reliance on borrowed funds, as the average balance of borrowed funds declined $70.8 million to $1,042.0 million for the quarter ended September 30, 2009 from $1,112.8 million for the quarter ended September 30, 2008, with the cost of borrowed funds decreasing five basis points to 4.66% for the quarter ended September 30, 2009 from 4.71% for the quarter ended September 30, 2008.

The net interest margin for the three months ended September 30, 2009 increased two basis points to 3.00% from 2.98% for the quarter ended June 30, 2009. The net interest spread was unchanged at 2.80% for the three months ended September 30, 2009 from the quarter ended June 30, 2009 with both the yield on interest-earning assets and the cost of interest-bearing liabilities decreasing 10 basis points during the quarter.   Excluding prepayment penalty income, the net interest margin would have been 2.97% for the quarter ended September 30, 2009, an increase of three basis points from 2.94% for the quarter ended June 30, 2009.

A provision for loan losses of $5.0 million was recorded for the quarter ended September 30, 2009 compared to $3.0 million recorded in the quarter ended September 30, 2008. The provision for loan losses recorded for the three months ended September 30, 2009 was primarily due to an increase in non-performing loans.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties located in the New York City metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the third quarter of 2009.

Non-interest income for the three months ended September 30, 2009 was $4.6 million, an increase of $7.2 million from the three months ended September 30, 2008.  The net gain recorded from financial assets and financial liabilities carried at fair value decreased $19.6 million to a net gain of $1.0 million for the three months ended September 30, 2009 compared to a net gain of $20.6 million for the three months ended September 30, 2008. The three months ended September 30, 2008 included a $26.3 million other-than-temporary impairment charge on the Company’s investments in Freddie Mac and Fannie Mae preferred stocks.

Non-interest expense was $15.3 million for the three months ended September 30, 2009, an increase of $1.7 million, or 12.6%, from $13.6 million for the three months ended September 30, 2008. Employee salary and benefits increased $0.6 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Federal Deposit Insurance Corporation (“FDIC”) insurance increased $0.8 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009.  Other operating expense increased $0.4 million primarily due an increase in foreclosure expense as non-performing loans have increased from the prior year period. The efficiency ratio was 48.5% and 54.7% for the three months ended, September 30, 2009 and 2008, respectively.

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Flushing Financial Corporation
October 20, 2009

Net income for the three months ended September 30, 2009 was $8.1 million, an increase of $6.0 million, as compared to $2.1 million for the three months ended September 30, 2008. Diluted earnings per common share were $0.33 for the three months ended September 30, 2009, an increase of $0.23 from $0.10 for the three months ended September 30, 2008.

Return on average equity was 10.1% for the three months ended September 30, 2009 compared to 3.7% for the three months ended September 30, 2008. Return on average assets was 0.8% for the three months ended September 30, 2009 compared to 0.2% for the three months ended September 30, 2008.

Earnings Summary - Nine Months Ended September 30, 2009

For the nine months ended September 30, 2009, net interest income was $84.0 million, an increase of $19.1 million, or 29.4%, from $64.9 million for the nine months ended September 30, 2008. The increase in net interest income is attributed to an increase in the average balance of interest-earning assets of $555.7 million, to $3,867.2 million for the nine months ended September 30, 2009, combined with an increase in the net interest spread of 27 basis points to 2.71% for the nine months ended September 30, 2009 from 2.44% for the comparable period in 2008.  The yield on interest-earning assets decreased 53 basis points to 5.95% for the nine months ended September 30, 2009 from 6.48% for the nine months ended September 30, 2008. However, this was more than offset by a decline in the cost of funds of 80 basis points to 3.24% for the nine months ended September 30, 2009 from 4.04% for the comparable prior year period. The net interest margin improved 29 basis points to 2.90% for the nine months ended September 30, 2009 from 2.61% for the nine months ended September 30, 2008. Excluding prepayment penalty income, the net interest margin would have been 2.86% and 2.50% for the nine month periods ended September 30, 2009 and 2008, respectively.

The decline in the yield of interest-earning assets was primarily due to a 42 basis point reduction in the yield of the loan portfolio combined with a $315.5 million increase in the combined average balances of the lower yielding securities portfolio and interest-earning deposits, with each having a lower yield than the average yield of total interest-earning assets.  The 42 basis point reduction in the yield of the loan portfolio to 6.32% for the nine months ended September 30, 2009 from 6.74% for the nine months ended September 30, 2008 was primarily due to a decline in prepayment penalty income, adjustable rate loans adjusting down as rates have continued to decline, and an increase in non-accrual loans for which we do not accrue interest income.  The yield on the mortgage loan portfolio declined 36 basis points to 6.38% for the nine months ended September 30, 2009 from 6.74% for the nine months ended September 30, 2008.  The yield on the mortgage loan portfolio, excluding prepayment penalty income, declined 26 basis points to 6.34% for the nine months ended September 30, 2009 from 6.60% for the nine months ended September 30, 2008. The decline in the yield of interest-earning assets was partially offset by an increase of $240.1 million in the average balance of the loan portfolio to $3,053.2 million for the nine months ended September 30, 2009.

The decrease in the cost of interest-bearing liabilities is primarily attributed to the FOMC lowering the overnight interest rate throughout 2008, and maintaining the targeted Fed Funds rate in a range of 0.00% to 0.25% during the nine months ended September 30, 2009. This has allowed the Bank to reduce the rates it pays on its deposit products. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 88 basis points, 159 basis points, 77 basis points and 83 basis points respectively, for the nine months ended September 30, 2009 compared to the same period in 2008.  The cost of due to depositors was also reduced due to the Bank’s focus on increasing lower-costing core deposits. The combined average balances of lower-costing savings, money market and NOW accounts increased a total of $299.3 million for the nine months ended September 30, 2009 compared to the same period in 2008, while the average balance of higher-costing certificates of deposits increased $217.7 million for the nine months ended September 30, 2009 compared to the comparable period in 2008. This resulted in a decrease in the cost of due to depositors of 103 basis points to 2.71% for the nine months ended September 30, 2009 from 3.74% for the nine months ended September 30, 2008. The increase in deposits allowed the Bank to reduce its reliance on borrowed funds, as the average balance of borrowed funds declined $51.6 million to $1,057.9 million for the nine months ended September 30, 2009 from $1,109.5 million for the nine months ended September 30, 2008, with the cost of borrowed funds decreasing seven basis points to 4.63% for the nine months ended September 30, 2009 from 4.70% for the nine months ended September 30, 2008.

A provision for loan losses of $14.5 million was recorded for the nine months ended September 30, 2009 compared to $3.6 million recorded in the nine months ended September 30, 2008. The provision for loan losses recorded in 2009 was primarily due to an increase in both non-performing loans and the level of charge-offs recorded in 2009.  This increase in non-performing loans primarily consists of mortgage loans collateralized by residential income producing properties that are located in the New York City metropolitan market. Prior to 2009, the Bank had recorded minimal losses on mortgage loans. The Bank continues to maintain conservative underwriting standards that include, among other things, a loan to value ratio of 75% or less and a debt coverage ratio of at least 125%. However, given the increase in non-performing loans, the current economic uncertainties, and the charge-offs recorded during 2009, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record an additional provision for possible loan losses in the nine months ended 2009.

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Flushing Financial Corporation
October 20, 2009

Non-interest income increased $7.5 million for the nine months ended September 30, 2009 to $11.6 million, as compared to $4.1 million for the nine months ended September 30, 2008. The net gain recorded from financial assets and financial liabilities carried at fair value decreased $14.6 million to a net gain of $4.0 million for the nine months ended September 30, 2009 compared to a net gain of $18.6 million for the nine months ended September 30, 2008. The $14.6 million decline in fair value was more than offset by a $25.2 million decline in other-than-temporary impairment charges recorded in the nine month period ended September 30, 2009, as a  $1.1 million other-than-temporary impairment charge was recorded on a collateralized mortgage obligation for the nine months ended September 30, 2009 as compared to a $26.3 million other-than-temporary impairment charge of the Company’s investments in Freddie Mac and Fannie Mae preferred stocks recorded in the comparable period in 2008. The nine months ended September 30, 2008 also included income of $2.4 million representing a partial recovery of a loss sustained in 2002 on a WorldCom, Inc. senior note. This amount was received as a result of a class action litigation settlement.

Non-interest expense was $49.0 million for the nine months ended September 30, 2009, an increase of $7.9 million, or 19.2%, from $41.2 million for the nine months ended September 30, 2008. Employee salary and benefits increased $2.2 million, which is primarily attributed to the growth of the Bank, including one new branch and the expansion of the collections department, and increased costs for postretirement benefits. Occupancy and equipment, professional services, and data processing increased $0.1 million, $0.3 million and $0.3 million, respectively, primarily due to the growth of the Bank.  Other operating expense increased $0.4 million primarily due an increase in foreclosure expense as non-performing loans have increased from the prior year period. FDIC insurance increased $4.4 million compared to the comparable prior year period, as the FDIC raised the deposit insurance premiums during 2009, and a $2.0 million special assessment was levied during the three months ended June 30, 2009 by the FDIC to partially replenish the deposit insurance fund.  The efficiency ratio was 53.4% and 55.7% for the nine month periods ended September 30, 2009 and 2008, respectively.

Net income for the nine months ended September 30, 2009 was $19.6 million, an increase of $3.8 million or 24.1%, as compared to $15.8 million for the nine months ended September 30, 2008. Diluted earnings per common share were $0.80 for the nine months ended September 30, 2009, an increase of $0.02, or 2.6%, from $0.78 in the nine months ended September 30, 2008.

Return on average equity was 8.4% for the nine months ended September 30, 2009 compared to 9.0% for the nine months ended September 30, 2008. Return on average assets was 0.6% for the nine months ended September 30, 2009 compared to 0.6% for the nine months ended September 30, 2008.

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Flushing Financial Corporation
October 20, 2009

Balance Sheet Summary

At September 30, 2009, total assets were $4,176.8 million, an increase of $227.3 million, or 5.8%, from $3,949.5 million at December 31, 2008. Total loans, net increased $198.9 million, or 6.7%, during the nine months ended September 30, 2009 to $3,159.6 million from $2,960.7 million at December 31, 2008. Loan originations and purchases were $388.9 million for the nine months ended September 30, 2009, a decrease of $140.1 million from $529.0 million for the nine months ended September 30, 2008, as loan demand has declined due to the current economic environment. At September 30, 2009, loan applications in process totaled $183.6 million, compared to $274.1 million at September 30, 2008 and $185.4 million at December 31, 2008. The following table shows loan originations and purchases for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$73,495	$42,098	$166,026	$118,067
Commercial real estate	20,880	29,881	69,525	122,792
One-to-four family – mixed-use property	11,694	33,922	25,467	105,824
One-to-four family – residential	17,749	15,229	39,978	109,074
Construction	5,404	6,801	15,420	24,909
Small Business Administration	702	1,618	1,983	8,448
Taxi Medallion	4,256	875	42,418	4,031
Commercial business and other loans	10,122	11,517	28,071	35,885
Total	$144,302	$141,941	$388,888	$529,030

Loan purchases included in the table above totaled $32.6 million and $65.3 million for the nine months ended September 30, 2009 and 2008, respectively. Loan purchases for the three months ended September 30, 2009 totaled $0.5 million.  There were no loan purchases for the three months ended September 30, 2008.

As the Bank continues to increase its loan portfolio, management continues to adhere to the Bank’s conservative underwriting standards. Non-accrual loans and charge-offs from impaired loans have increased, primarily due to the current economic environment. The majority of the Bank’s non-performing loans are collateralized by residential income producing properties that are occupied, thereby retaining more of their value and reducing the potential loss. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current. The Bank reviews its delinquencies on a loan by loan basis and continually explores ways to help borrowers meet their obligations and return them back to current status. The Bank has increased staffing to handle delinquent loans by hiring people experienced in loan workouts. The Bank’s non-performing assets were $82.8 million at September 30, 2009 an increase of $21.2 million from $61.5 million at June 30, 2009, and an increase of $42.1 million from $40.7 million at December 31, 2008. Total non-performing assets as a percentage of total assets were 1.98% at September 30, 2009 compared to 1.51% at June 30, 2009 and 1.03% as of December 31, 2008. The ratio of allowance for loan losses to total non-performing loans was 22% at September 30, 2009, compared to 24% at June 30, 2009 and 28% at December 31, 2008.

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Flushing Financial Corporation
October 20, 2009

The following table shows non-performing assets at the periods indicated:

	September 30,	June 30,	December 31,
(In thousands)	2009	2009	2008
Loans 90 days or more past due and still accruing:
Commercial real estate	$-	$-	$425
One-to-four family - residential	2,308	1,935	889
Construction	850	-	-
Total	3,158	1,935	1,314

Troubled debt restructured:
Multi-family residential	480	-	-
Commercial real estate	1,445	-	-
One-to-four family - mixed-use property	578	-	-
Total	2,503	-	-

Non-accrual loans:
Multi-family residential	24,963	20,490	12,010
Commercial real estate	18,002	9,180	7,409
One-to-four family - mixed-use property	21,965	19,346	10,639
One-to-four family - residential	3,907	3,042	1,122
Construction	3,049	3,898	4,457
Small business administration	1,147	271	354
Commercial business and other	2,707	2,701	2,667
Total	75,740	58,928	38,658

Total non-performing loans	81,401	60,863	39,972

Other non-performing assets:
Real estate acquired through foreclosure	1,337	509	125
Investment securities	50	172	607
Total	1,387	681	732

Total non-performing assets	$82,788	$61,544	$40,704

During the nine months ended September 30, 2009, the Bank had $7.0 million in net charge-offs of impaired loans. The following table shows net loan charge-offs for the periods indicated by type of loan:

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2009	2008	2009	2008
Multi-family residential	$212	$229	$1,744	$367
Commercial real estate	100	-	116	-
One-to-four family – mixed-use property	158	-	864	-
One-to-four family – residential	1	-	56	-
Construction	-	-	407	-
Small Business Administration	318	161	815	321
Commercial business and other loans	60	-	2,948	1
Total	$849	$390	$6,950	$689

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Flushing Financial Corporation
October 20, 2009

Net charge-offs include loans that were fully charged-off and impaired mortgage loans that were written down to 90% of the properties’ estimated value.  On a quarterly basis the property value of impaired mortgage loans are internally reviewed, based on updated cash flows for income producing properties, and at times an updated independent appraisal is obtained.  The loan balance of impaired mortgage loans is then compared to the properties updated estimated value and any balance over 90% of the loans updated estimated value is charged-off.  Impaired mortgage loans that were written down resulted from quarterly reviews or updated appraisals that indicated the properties’ estimated value had declined from when the loan was originated.

During the nine months ended September 30, 2009, cash and due from banks increased $94.2 million to $124.6 million from $30.4 million at December 31, 2008.  The increase is primarily due to $90.5 million received from the issuance of 8.3 million shares of Flushing Financial Corporation common stock through a public offering completed in September.

During the nine months ended September 30, 2009, mortgage-backed securities decreased $27.0 million to $647.7 million, while other securities decreased $33.2 million to $39.3 million. During the nine months ended September 30, 2009, there were purchases and sales of mortgage-backed securities of $119.2 million and $38.2 million, respectively. Other securities primarily consists of securities issued by government agencies and mutual or bond funds that invest in government and government agency securities.

Total liabilities were $3,760.1 million at September 30, 2009, an increase of $112.1 million, or 3.1%, from December 31, 2008. During the nine months ended September 30, 2009, due to depositors increased $229.2 million to $2,666.8 million, as a result of an increase of $247.5 million in core deposits and a decline of $18.3 million in certificates of deposit. Borrowed funds decreased $112.0 million as loan growth was more than funded by deposit growth.

Total stockholders’ equity increased $115.2 million, or 38.2%, to $416.7 million at September 30, 2009 from $301.5 million at December 31, 2008. The increase is primarily due to $90.5 million in additional capital received from the issuance of 8.3 million shares of Flushing Financial Corporation common stock through a public offering completed in September. (On October 1, 2009, the underwriters’ exercised their over-allotment, resulting in the issuance of an additional 1.0 million of shares of common stock being issued, with the Company receiving net proceeds of $11.1 million.) This was combined with net income of $19.6 million and an increase in other comprehensive income of $12.3 million for the nine months ended September 30, 2009. The increase in other comprehensive income was primarily attributed to an increase in the market value of securities held in the available for sale portfolio. These increases were partially offset by the declaration and payment of dividends on the Company’s common stock and preferred stock of $8.1 million and $2.3 million, respectively. The exercise of stock options increased stockholders’ equity by $0.6 million, including the income tax benefit realized by the Company upon the exercise of options. Book value per common share was $11.51 at September 30, 2009, compared to $10.70 at December 31, 2008 and $10.74 at September 30, 2008. Tangible book value per common share was $10.95 at September 30, 2009, compared to $9.92 at December 31, 2008 and $9.95 at September 30, 2008.

The Company did not repurchase any shares during the quarter ended September 30, 2009 under its current stock repurchase program. At September 30, 2009, 362,050 shares remain to be repurchased under the current stock repurchase program. As a condition of the Company’s participation in the U.S. Treasury’s Capital Purchase Program, common shares may not be purchased for three years from the date of the Company’s participation without approval of the U.S. Treasury unless the preferred shares are redeemed or transferred to a third party. As of the date of the press release, the Company has not requested approval from the U.S. Treasury to repurchase common shares.

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Flushing Financial Corporation
October 20, 2009

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented the Company calculated core earnings by adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value and the income or expense of certain non-recurring items listed below.

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2009	2008	2009	2009	2008
	(In thousands, except per share data)

GAAP net income	$8,110	$2,130	$5,162	$19,581	$15,780
Net gain from financial assets and financial liabilities carried at fair value, net of tax	(528)	(11,452)	(390)	(2,222)	(10,368)
Other-than-temporary impairment charge, net of tax	-	14,660	633	633	14,660
Net gain on sale of securities, net of tax	(583)	(197)	(13)	(596)	(197)
FDIC special assessment, net of tax	-	-	1,114	1,114	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	5	-	-	(1,347)
Core net income	$6,999	$5,146	$6,506	$18,510	$18,528

GAAP diluted earnings per common share	$0.33	$0.10	$0.20	$0.80	$0.78
Net gain from financial assets and financial liabilities carried at fair value, net of tax	(0.02)	(0.56)	(0.02)	(0.11)	(0.51)
Other-than-temporary impairment charge, net of tax	-	0.72	0.03	0.03	0.72
Net gain on sale of securities, net of tax	(0.03)	(0.01)	-	(0.03)	(0.01)
FDIC special assessment, net of tax	-	-	0.05	0.05	-
Partial recovery of WorldCom, Inc. loss, net of tax	-	-	-	-	(0.07)
Core diluted earnings per common share*	$0.28	$0.25	$0.27	$0.75	$0.91

* Core diluted earnings per common share may not foot due to rounding.

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Flushing Financial Corporation
October 20, 2009

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

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Flushing Financial Corporation
October 20, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	September 30,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$124,635	$30,404
Securities available for sale:
Mortgage-backed securities	647,747	674,764
Other securities	39,253	72,497
Loans:
Multi-family residential	1,125,022	999,185
Commercial real estate	792,675	752,120
One-to-four family ― mixed-use property	746,997	751,952
One-to-four family ― residential	244,850	238,711
Co-operative apartments	6,078	6,566
Construction	106,349	103,626
Small Business Administration	17,960	19,671
Taxi medallion	46,353	12,979
Commercial business and other	74,762	69,759
Net unamortized premiums and unearned loan fees	17,085	17,121
Allowance for loan losses	(18,578)	(11,028)
Net loans	3,159,553	2,960,662
Interest and dividends receivable	19,389	18,473
Bank premises and equipment, net	22,978	22,806
Federal Home Loan Bank of New York stock	44,461	47,665
Bank owned life insurance	59,361	57,499
Goodwill	16,127	16,127
Core deposit intangible	1,991	2,342
Other assets	41,301	46,232
Total assets	$4,176,796	$3,949,471

LIABILITIES
Due to depositors:
Non-interest bearing	$83,934	$69,624
Interest-bearing:
Certificate of deposit accounts	1,418,160	1,436,450
Savings accounts	445,673	359,595
Money market accounts	351,273	306,178
NOW accounts	367,778	265,762
Total interest-bearing deposits	2,582,884	2,367,985
Mortgagors' escrow deposits	30,812	31,225
Borrowed funds	1,026,943	1,138,949
Other liabilities	35,515	40,196
Total liabilities	3,760,088	3,647,979

STOCKHOLDERS' EQUITY
Preferred stock ($0.01 par value; 5,000,000 shares authorized; 70,000 shares issued at September 30, 2009 and December 31, 2008; liquidation preference value of $70,000)	1	1
Common stock ($0.01 par value; 40,000,000 shares authorized; 30,118,449 shares and 21,625,709 shares issued at September 30, 2009 and December 31, 2008, respectively; 30,114,154 shares and 21,625,709 shares outstanding at September 30, 2009 and December 31, 2008, respectively)	301	216
Additional paid-in capital	244,036	150,662
Treasury stock (4,295 and none at September 30, 2009 and December 31, 2008, respectively)	(46)	-
Unearned compensation	(755)	(1,300)
Retained earnings	181,143	172,216
Accumulated other comprehensive loss, net of taxes	(7,972)	(20,303)
Total stockholders' equity	416,708	301,492

Total liabilities and stockholders' equity	$4,176,796	$3,949,471

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Flushing Financial Corporation
October 20, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands Except Per Share Data)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008

Interest and dividend income
Interest and fees on loans	$48,518	$47,766	$144,745	$142,243
Interest and dividends on securities:
Interest	8,365	5,916	26,674	15,952
Dividends	326	465	1,104	2,265
Other interest income	14	57	71	533
Total interest and dividend income	57,223	54,204	172,594	160,993

Interest expense
Deposits	16,024	18,962	51,780	56,950
Other interest expense	12,127	13,112	36,765	39,105
Total interest expense	28,151	32,074	88,545	96,055

Net interest income	29,072	22,130	84,049	64,938
Provision for loan losses	5,000	3,000	14,500	3,600
Net interest income after provision for loan losses	24,072	19,130	69,549	61,338

Non-interest income
Loan fee income	403	655	1,333	2,051
Banking services fee income	459	394	1,326	1,232
Net gain on sale of loans held for sale	-	102	-	133
Net gain on sale of loans	-	(84)	-	(15)
Net gain from sale of securities	1,051	354	1,074	354
Net gain from financial assets and financial liabilities carried at fair value	950	20,555	4,002	18,614
Other-than-temporary impairment charge	-	(26,320)	(1,140)	(26,320)
Federal Home Loan Bank of New York stock dividends	644	729	1,600	2,464
Bank owned life insurance	659	563	1,862	1,666
Other income	391	390	1,541	3,872
Total non-interest income	4,557	(2,662)	11,598	4,051

Non-interest expense
Salaries and employee benefits	7,159	6,518	22,026	19,799
Occupancy and equipment	1,669	1,708	5,067	4,929
Professional services	1,283	1,446	4,485	4,215
FDIC deposit insurance	1,186	429	5,383	995
Data processing	1,086	991	3,258	2,964
Depreciation and amortization	675	613	1,979	1,804
Other operating expenses	2,275	1,910	6,849	6,450
Total non-interest expense	15,333	13,615	49,047	41,156

Income before income taxes	13,296	2,853	32,100	24,233

Provision for income taxes
Federal	4,400	847	8,698	6,942
State and local	786	(124)	3,821	1,511
Total taxes	5,186	723	12,519	8,453

Net income	$8,110	$2,130	$19,581	$15,780

Basic earnings per common share	$0.33	$0.10	$0.80	$0.78
Diluted earnings per common share	$0.33	$0.10	$0.80	$0.78

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Flushing Financial Corporation
October 20, 2009
FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands Except Share Data)
(Unaudited)

	At or for the three months ended September 30,				At or for the nine months ended September 30,
	2009		2008		2009		2008
Per Share Data
Basic earnings per share	$0.33		$0.10		$0.80		$0.78
Diluted earnings per share	$0.33		$0.10		$0.80		$0.78
Average number of shares outstanding for:
Basic earnings per common share computation (1)	21,518,559		20,324,682		20,945,586		20,152,276
Diluted earnings per common share computation (1)	21,533,686		20,486,003		20,954,055		20,337,096
Book value per common share (2)	$11.51		$10.74		$11.51		$10.74
Tangible book value per common share (3)	$10.95		$9.95		$10.95		$9.95

Average Balances
Total loans, net	$3,120,549		$2,880,495		$3,053,244		$2,813,099
Total interest-earning assets	3,881,981		3,409,436		3,867,164		3,311,489
Total assets	4,067,829		3,593,128		4,051,030		3,499,126
Total due to depositors	2,560,778		2,128,843		2,526,049		2,029,124
Total interest-bearing liabilities	3,635,219		3,272,910		3,639,582		3,172,719
Stockholders' equity	322,298		230,183		310,610		232,775
Common stockholders' equity	252,298		230,183		240,610		232,775
Performance Ratios (4)
Return on average assets	0.80%		0.24%		0.64%		0.60%
Return on average equity	10.07		3.70		8.41		9.04
Yield on average interest-earning assets	5.90		6.36		5.95		6.48
Cost of average interest-bearing liabilities	3.10		3.92		3.24		4.04
Interest rate spread during period	2.80		2.44		2.71		2.44
Net interest margin	3.00		2.60		2.90		2.61
Non-interest expense to average assets	1.51		1.52		1.61		1.57
Efficiency ratio (5)	48.45		54.72		53.43		55.67
Average interest-earning assets to average interest-bearing liabilities	1.07	X	1.04	X	1.06	X	1.04	X

(1)
Reflects the adoption of FASB ASC 260-10-45-60A, (formerly FSP EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities”), which has been applied retrospectively.

(2)
Calculated by dividing common stockholders’ equity of $346.7 million and $232.2 million at September 30, 2009 and 2008, respectively, by 30,114,154 and 21,625,709 shares outstanding at September 30, 2009 and 2008, respectively. Common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding.

(3)
Calculated by dividing tangible common stockholders’ equity of $329.9 million and $215.2 million at September 30, 2009 and 2008, respectively, by 30,114,154 and 21,625,709 shares outstanding at September 30, 2009 and 2008, respectively. Tangible common stockholders’ equity is total stockholders’ equity less the liquidation preference value of preferred shares outstanding and intangible assets (goodwill and core deposit intangible, net of deferred taxes).

(4)	Ratios for the three and nine month periods ended September 30, 2009 and 2008 are presented on an annualized basis.
(5)
Calculated by dividing non-interest expense (excluding REO expense) by the total of net interest income and non-interest income (excluding gain on sale of securities, net gain from financial assets and financial liabilities carried at fair value, other-than-temporary impairment charges, and the WorldCom, Inc. recovery).

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Flushing Financial Corporation
October 20, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	At or for the nine months ended September 30, 2009	At or for the year ended December 31, 2008

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Savings Bank only):
Tangible capital (minimum requirement = 1.5%)	8.55%	7.92%
Leverage and core capital (minimum requirement = 3%)	8.55	7.92
Total risk-based capital (minimum requirement = 8%)	12.97	13.02

Capital ratios:
Average equity to average assets	7.67%	6.54%
Equity to total assets	9.98	7.63
Tangible common equity to tangible assets	7.93	5.45

Asset quality:
Non-accrual loans	$75,740	$38,658
Non-performing loans	81,401	39,972
Non-performing assets	82,788	40,704
Net charge-offs	6,950	1,205

Asset quality ratios:
Non-performing loans to gross loans	2.58%	1.35%
Non-performing assets to total assets	1.98	1.03
Allowance for loan losses to gross loans	0.59	0.37
Allowance for loan losses to non-performing assets	22.44	27.09
Allowance for loan losses to non-performing loans	22.82	27.59

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Flushing Financial Corporation
October 20, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the three months ended September 30,
	2009				2008
	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,982,356	$46,807	6.28%		$2,785,271	$46,244	6.64%
Other loans, net (1)	138,193	1,711	4.95		95,224	1,522	6.39
Total loans, net	3,120,549	48,518	6.22		2,880,495	47,766	6.63
Mortgage-backed securities	680,740	8,160	4.79		420,062	5,487	5.22
Other securities	46,038	531	4.61		96,000	894	3.73
Total securities	726,778	8,691	4.78		516,062	6,381	4.95
Interest-earning deposits and federal funds sold	34,654	14	0.16		12,879	57	1.77
Total interest-earning assets	3,881,981	57,223	5.90		3,409,436	54,204	6.36
Other assets	185,848				183,692
Total assets	$4,067,829				$3,593,128

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$443,928	1,386	1.25		$373,105	1,931	2.07
NOW accounts	380,265	1,470	1.55		173,914	1,147	2.64
Money market accounts	341,258	1,247	1.46		302,878	2,303	3.04
Certificate of deposit accounts	1,395,327	11,904	3.41		1,278,946	13,563	4.24
Total due to depositors	2,560,778	16,007	2.50		2,128,843	18,944	3.56
Mortgagors' escrow accounts	32,454	17	0.21		31,236	18	0.23
Total deposits	2,593,232	16,024	2.47		2,160,079	18,962	3.51
Borrowed funds	1,041,987	12,127	4.66		1,112,831	13,112	4.71
Total interest-bearing liabilities	3,635,219	28,151	3.10		3,272,910	32,074	3.92
Non interest-bearing deposits	81,803				69,407
Other liabilities	28,509				20,628
Total liabilities	3,745,531				3,362,945
Equity	322,298				230,183
Total liabilities and equity	$4,067,829				$3,593,128

Net interest income / net interest rate spread		$29,072	2.80%			$22,130	2.44%

Net interest-earning assets / net interest margin	$246,762		3.00%		$136,526		2.60%

Ratio of interest-earning assets to interest-bearing liabilities			1.07	X			1.04	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.1 million and $0.8 million for the three-month periods ended September 30, 2009 and 2008, respectively.

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Flushing Financial Corporation
October 20, 2009

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in Thousands)
(Unaudited)

	For the nine months ended September 30,
	2009				2008
	Average Balance	Interest	Yield/ Cost		Average Balance	Interest	Yield/ Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$2,925,164	$140,059	6.38%		$2,699,362	$136,498	6.74%
Other loans, net (1)	128,080	4,686	4.88		113,737	5,745	6.73
Total loans, net	3,053,244	144,745	6.32		2,813,099	142,243	6.74
Mortgage-backed securities	705,995	25,744	4.86		383,540	14,887	5.18
Other securities	60,177	2,034	4.51		84,364	3,330	5.26
Total securities	766,172	27,778	4.83		467,904	18,217	5.19
Interest-earning deposits and federal funds sold	47,748	71	0.20		30,486	533	2.33
Total interest-earning assets	3,867,164	172,594	5.95		3,311,489	160,993	6.48
Other assets	183,866				187,637
Total assets	$4,051,030				$3,499,126

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$418,022	4,396	1.40		$369,422	6,017	2.17
NOW accounts	356,241	4,407	1.65		120,767	2,247	2.48
Money market accounts	320,571	4,046	1.68		305,382	7,496	3.27
Certificate of deposit accounts	1,451,215	38,880	3.57		1,233,553	41,138	4.45
Total due to depositors	2,546,049	51,729	2.71		2,029,124	56,898	3.74
Mortgagors' escrow accounts	35,642	51	0.19		34,143	52	0.20
Total deposits	2,581,691	51,780	2.67		2,063,267	56,950	3.68
Borrowed funds	1,057,891	36,765	4.63		1,109,452	39,105	4.70
Total interest-bearing liabilities	3,639,582	88,545	3.24		3,172,719	96,055	4.04
Non interest-bearing deposits	73,486				73,125
Other liabilities	27,352				20,507
Total liabilities	3,740,420				3,266,351
Equity	310,610				232,775
Total liabilities and equity	$4,051,030				$3,499,126

Net interest income / net interest rate spread		$84,049	2.71%			$64,938	2.44%

Net interest-earning assets / net interest margin	$227,582		2.90%		$138,770		2.61%

Ratio of interest-earning assets to interest-bearing liabilities			1.06	X			1.04	X

(1)
Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.6 million and $2.9 million for the nine-month periods ended September 30, 2009 and 2008, respectively.

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